Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-215024) of Marrone Bio Innovations, Inc.;

(2) Registration Statements (Form S-8 No. 333-191048) pertaining to the Marrone Bio Innovations, Inc. 2013 Stock Incentive Plan, the Marrone Bio Innovations, Inc. 2011 Stock Plan, and the Marrone Bio Innovations, Inc. Stock Option Plan, as amended; and

(3) Registration Statements (Forms S-8 Nos. 333-219981 and 333-222846) pertaining to the Marrone Bio Innovations, Inc. 2013 Stock Incentive Plan, as amended.

of our report dated April 4, 2018, with respect to the consolidated financial statements of Marrone Bio Innovations, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Roseville, California

April 4, 2018